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                                                                       Exhibit 1

[Logo] | [Letterhead of Westpac]

       MEDIA RELEASE

       27 August 2003

       JOHN FAIRFAX LEAVES WESTPAC BOARD

       Westpac Banking Corporation's Chairman, Mr Leon Davis, today announced that Mr John Fairfax would resign from the Board, effective 1 September 2003.

       Mr Fairfax has decided to resign after seven years on the Westpac Board.

       Mr Fairfax will continue as Chairman of the Westpac Foundation. The Foundation is an independent trust established by Westpac to provide grants to charitable institutions and certain former employees and their spouses.

       Mr Fairfax said that his involvement with one of Australia's greatest and oldest companies, in which his family before him had the honour to serve, had been a privilege.

       Mr Davis thanked Mr Fairfax for his significant contribution to Westpac.

       "Mr Fairfax's wealth of business experience across a number of industries has meant he has brought a valuable perspective to the board.

       "I am delighted that he will remain Chairman of the Westpac Foundation to which Mr Fairfax brings immense knowledge and dedication," Mr Davis said.

       Ends.

       FOR FURTHER INFORMATION

       David Lording
       Westpac Banking Corporation
       Media Relations
       Ph: 02 9226 3510
       Mb: 0419 683 411